Exhibit 10.33

SUPERIOR COURT FOR THE STATE OF CALIFORNIA

FOR THE COUNTY OF SANTA CLARA

LEV ZILBERMAN, on Behalf of Himself, and All Others Similarly Situated and on Behalf of the General Public,

Plaintiff,

vs.

NETGEAR, INC., and DOES 1-100, inclusive,

Defendants.

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CASE NO.: 1-04-CV-021230

CLASS ACTION

SETTLEMENT AGREEMENT AND RELEASE

TABLE OF CONTENTS

RECITALS 1

I. DEFINITIONS 3

II. DENIAL OF LIABILITY 4

III. CONSIDERATION FOR SETTLEMENT 5

A. 15% Discount Off New Wireless Product 5

1. Proof of Purchase 5

2. Transferability 6

3. Claim Period 6

4. Redemption Period 6

5. Disputed Claims 6

B. Changes to Advertising 7

C. Charitable Donation 7

D. Attorneys' Fees and Costs 7

IV. NOTICE TO THE SETTLEMENT CLASS 8

V. CERTIFICATION OF THE SETTLEMENT CLASS 9

VI. COURT APPROVAL, RELEASES AND CONSUMMATION OF THE SETTLEMENT AGREEMENT 9

A. Obtaining Court Approval 9

B. Releases 10

C. Non-Consummation of Settlement 10

VII. ADDITIONAL TERMS 11

A. Stay of the Cases 11

B. Protective Orders 11

C. Continuing Jurisdiction of the Court 12

D. Press Releases 12

E. Extensions Of Time 12

F. Integration 12

G. Governing Law 12

H. Survival of Warranties and Representations 12

I. Representative Capacity 12

J. Counterparts 13

K. Cooperation of Parties 13

L. Execution Voluntary 13

M. Modification and Amendment 13

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release ("Agreement") is made by and among  Netgear, Inc. ("Netgear"), Plaintiff Lev Zilberman ("Zilberman") in his individual capacity and as representative (collectively "Class Representative") of the "Settlement Class," as defined below, and on behalf of the general public of California, in the action Zilberman v. Netgear, Inc., Santa Clara Superior Court No. 1-04-CV-021230. Zilberman, as an individual and Class Representative, and Netgear are collectively referred to herein as the "Parties."

RECITALS

This Agreement is made for the following purpose and with reference to the following facts:

    Zilberman filed his complaint on June 10, 2004, on behalf of a nationwide class of purchasers of certain of Netgear's wireless products, and on behalf of the general public (hereinafter "Zilberman Action"). The complaint alleges violations of the UCL, violation of the California False Advertising Law, and a violation of the Consumer Legal Remedies Act, Cal. Civ. Code Section 1750 et seq. The complaint alleges that the "Covered Netgear Wireless Products," as defined below, do not achieve the advertised Mbps rates under alleged 'real-world' operating conditions described in the complaint.
    On or about February 4, 2005, a complaint was filed by James McGrew in Santa Clara Superior Court against Netgear, thereby commencing a civil action entitled McGrew v. Netgear, Inc., Case No. 1-05-CV-035191 (hereinafter "McGrew Action"). The allegations in the complaint filed in the McGrew Action are identical to the allegations in the complaint filed in the Zilberman Action. The McGrew Action was voluntarily dismissed on August 10, 2005.
    Netgear filed Answers in both of the actions generally denying the allegations therein, and alleging various affirmative defenses.
    Netgear disputes the claims alleged in the Zilberman Action and the McGrew Action and does not by this Agreement admit any liability whatsoever. Netgear has agreed to enter into this Agreement to avoid the further expense, inconvenience, and distraction of burdensome and protracted litigation, and to be completely free of any further claim or controversy in connection with the advertising and performance of the Covered Netgear Wireless Products.
    Counsel for the Settlement Class ("Class Counsel," as defined herein) and Class Representative believe that the claims asserted in the litigation have merit. However, the Class Representative and Class Counsel recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the litigation against Netgear through trial and through appeals. The Class Representative and Class Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex and time-consuming actions such as this litigation, as well as the difficulties and delays inherent in such litigation. The Class Representative and Class Counsel are mindful of the inherent problems of proof under, and possible defenses to, the claims asserted in the complaints. The Class Representative and Class Counsel believe that the proposed settlement set forth in the Agreement confers substantial benefits upon the Settlement Class and each of its members. Based on their evaluation, the Class Representative and Class Counsel have determined that the proposed settlement set forth in the Agreement is in the best interests of the Settlement Class. Class Counsel have conducted written and document discovery of Netgear, have fully investigated the facts and law relevant to the merits of the claims, and have concluded that the proposed settlement is fair and reasonable to the Settlement Class.
    The Parties desire to settle the Zilberman Action in its entirety with respect to all potential claims that were or could have been brought relating to Netgear's advertising and performance of its wireless products. The Parties intend this Agreement to bind Netgear, Zilberman (both as a Class Representative and as an individual), and all members of the Settlement Class who do not request exclusion from the Settlement Class. This Agreement, including the provision regarding attorneys' fees and costs, was mediated under the supervision of Judge William J. Cahill.

NOW, THEREFORE, in light of the foregoing, for good and valuable consideration, the Parties, and each of them, hereby warrant, represent, acknowledge, covenant, and agree, subject to approval by the Court, as follows:

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  DEFINITIONS
    "Covered Netgear Wireless Products" means the Netgear wireless products identified by model number in Attachment A attached hereto. Any one of the Covered Netgear Wireless Products is referred to as a "Covered Netgear Wireless Product."
    "Class Counsel" means Jordan L. Lurie and Zev B. Zysman of the law firm Weiss & Lurie.
    "Effective Date" means the first date after which all of the following events and conditions have been met or have occurred:
      All Parties and their counsel have executed this Agreement;
      The Court has conditionally certified the Settlement Class, preliminarily approved the settlement embodied in this Agreement, and provided for approved notice and claim instructions to the Settlement Class by entry of an order substantially in the form of Exhibit A hereto;
      Netgear has determined that fewer than a certain number (the "Tip-Over Number") of potential members of the "Settlement Class," as defined herein, have requested exclusion from the Settlement Class or, if the Tip-Over Number has been reached, Netgear has not exercised its option to withdraw from and terminate the settlement as provided below. The Tip-Over Number has been stated in a confidential letter from Netgear to Class Counsel;
      The Court has entered a Judgment and Order of Dismissal of the Zilberman Action, substantially in the form of Exhibit E hereto, providing final approval of the Agreement, certifying the Settlement Class, and dismissing with prejudice all claims by the Settlement Class that were asserted in the Zilberman Action; and
      The Judgment and Order of Dismissal has become "Final," as defined herein.

  D. "Final" means that the time for appeal or writ has expired or, if an appeal and/or petition for review is taken and the settlement is affirmed, the time period during which further petition for hearing, appeal or writ of certiorari can be taken has expired. If the Judgment is set aside, materially modified, or overturned by the trial court or on appeal, and is not fully reinstated on further appeal, the Judgment shall not become "Final."

  E. "Released Claims" means any and all liabilities, claims, cross-claims, causes of action, rights, actions, suits, debts, liens, contracts, agreements, damages, restitution, disgorgement, costs, attorneys' fees, losses, expenses, obligations or demands, of any kind whatsoever, whether in arbitration, administrative, or judicial proceedings, whether as individual claims or as claims asserted on a class basis or on behalf of the general public, whether known or unknown, suspected or unsuspected, threatened, asserted or unasserted, actual or contingent, liquidated or unliquidated, whether under federal statutory law, federal common law or federal regulation, or the statutory or common laws or regulations of any and all states or subdivisions, which are alleged or could have been alleged in the Zilberman Action, including claims relating to the advertising of, and the signal and data transfer rates performed by, the Covered Netgear Wireless Products. Released Claims shall not include claims for personal injury and claims involving product defects unrelated to the Mbps signal and data transmission rates.

  F. "Released Parties" means Netgear, and each of its predecessors, successors, parents, subsidiaries and affiliates, and each of their past and present officers, directors, employees, agents, attorneys, accountants, advisors, shareholders, representatives, partners, heirs and assigns.

  G. "Settlement Class" means all persons or entities in the United States who purchased a Covered Netgear Wireless Product from January 1, 1999 through November 22, 2005, who resided in the United States at the time of purchase, purchased the Covered Netgear Wireless Product at a location within the United States, purchased the Covered Netgear Wireless Product new or refurbished (i.e., not second hand) from an entity that regularly sells/sold such devices or items, and did not purchase the Covered Netgear Wireless Product for resale to others.

  H. "Settlement Class Member" means a person who fits within the definition of the Settlement Class and who has not validly and timely requested exclusion from the Settlement Class.

  DENIAL OF LIABILITY

  Netgear maintains that it has consistently acted in accordance with governing laws at all times and denies that it has committed any violations of law or engaged in any wrongful acts alleged in the complaint filed in the Zilberman Action, McGrew Action, or otherwise.

  III. CONSIDERATION FOR SETTLEMENT

  In full and complete settlement of all claims in the Zilberman Action, the Parties agree that:

    15% Discount Off New Wireless Product

    Each Settlement Class Member who timely submits a valid Proof of Purchase during the Claim Period is eligible to purchase a new Netgear wireless product from Netgear's online store, <www.buynetgear.com>, at a 15% discount during the "Redemption Period," as defined below, by using a Promotional Code provided by Netgear to eligible Settlement Class Members. This discount will be applied at the point of sale before any rebates, discounts, or other promotions that may otherwise be offered by Netgear on its online store for the product to be purchased, and only one Promotional Code can be applied to each purchase. In addition, each Settlement Class Member will receive free shipping of their new Netgear wireless product purchased pursuant to this Agreement. During the Redemption Period, Netgear will not remove from the online store any Netgear wireless product that has not otherwise been discontinued for sale.

      Proof of Purchase

      To be eligible for a 15% discount on the purchase of a new Netgear wireless product, each Settlement Class Member must make a claim by entering the serial number of his or her previously-purchased Covered Netgear Wireless Product on a website that Netgear will create and maintain for this purpose (the "Website"). The page on the Website where settlement claim information is entered ("Claim Form") will be substantially in the form of Exhibit D hereto. When a timely and valid claim is submitted on the Website, the claimant will be sent via e-mail, within 7 business days of making a claim, a Promotional Code that will allow the claimant to receive the 15% discount at the point of sale (one Promotional Code per qualifying product). A Promotional Code can be used toward the purchase of a Netgear wireless product from Netgear's online store during the Redemption Period. If the Settlement Class Member no longer possesses the Covered Netgear Wireless Product and therefore cannot submit a serial number on the Website, that Settlement Class Member may submit a copy of the original purchase receipt for the Covered Netgear Wireless Product by mail to Netgear along with a printed version of the Claim Form, available at the same Website, in order to obtain the Promotional Code. If the mailed-in claim is approved, Netgear will send the Promotional Code to the Settlement Class Member via e-mail to a valid e-mail address specified by the Settlement Class Member on the printed Claim Form. When making a claim submission, whether by mail or on the Website, each Settlement Class Member must attest under penalty of perjury that he or she has not previously made a claim, as described above, for the same product as identified by a unique serial number.

      Transferability

      Settlement Class Members may transfer their Promotional Codes to another person or entity one time prior to being used. The person or entity to whom the Settlement Class Member transfers the Promotional Code shall be eligible to redeem the coupon at Netgear's online store. Transferring the same Promotional Code more than once will render the Promotional Code void.

      Claim Period

      The time period in which each Settlement Class Member will be able to submit a Proof of Purchase (the "Claim Period") shall commence on the day after Notice is first published and shall terminate 60 days after the Effective Date.

      Redemption Period

      The period in which each Settlement Class Member (who has submitted a valid Proof of Purchase) can redeem the 15% discount shall commence one week after the Effective Date of the settlement and terminate 12 months thereafter (the "Redemption Period"). An e-mail shall be sent by Netgear to all claimants at or around the Effective Date informing them of the commencement of the Redemption Period.

      Disputed Claims

    In the event that Netgear rejects any claim for a Promotional Code based upon the timing of the request, or the insufficiency of the Proof of Purchase, Netgear will notify the claimant of the rejection, and advise the claimant that he or she may challenge the rejection by contacting Netgear within 21 days of the rejection, and informing Netgear of the basis for the challenge. Netgear will attempt to resolve the dispute in good faith with the claimant within 30 days of receipt of the challenge. If the dispute remains, the claimant will be notified that he or she has 14 days to contact Class Counsel to appeal Netgear's rejection of the claim. If Class Counsel believes the rejection of the claim was appropriate, Class Counsel will so notify the claimant and Netgear's counsel within 14 days of being contacted by the claimant, and the appeal will be rejected and concluded. If Class Counsel disputes the rejection, Class Counsel will so notify Netgear's counsel within 14 days of receipt of the appeal, and the Parties will attempt to resolve any and all disputes in good faith. If the claim is accepted as a result of the appeal process, the claimant will be provided with his or her Promotional Code within 7 days of notification that the claim was accepted, and shall have until the end of the Redemption Period, or 60 days, whichever is later, to use the Promotional Code.

    Changes to Advertising

    Commencing as soon as practicable after the Effective Date, each Covered Netgear Wireless Product shall have the following language on its packaging:

    Maximum wireless signal rate derived from IEEE Standard 802.11 specifications. Actual data throughput will vary. Network conditions and environmental factors, including volume of network traffic, building materials and construction, and network overhead, lower actual data throughput rate.

    Such language shall also appear on Netgear's website and in user manuals with respect to Covered Netgear Wireless Products. To the extent that Netgear issues a press release that makes reference to a maximum wireless signal rate based on IEEE Standard 802.11specifications, that press release will also include this language.

    Charitable Donation

    Within 90 days of the Effective Date, Netgear shall donate $25,000 worth of its products to a local, not-for-profit charitable organization to be chosen by Netgear, and to be identified to the Court by the date of the hearing on final approval of the proposed settlement.

    Attorneys' Fees and Costs

    Netgear agrees to pay, subject to court approval, attorneys' fees and costs in the amount of $700,000.00. Within five (5) business days of entry of the Order Preliminarily Approving Class Action Settlement, substantially similar in form to Exhibit A attached hereto, Netgear will pay $700,000.00 which will be deposited in an interest bearing accounted maintained by Class Counsel. In the event that the Effective Date does not occur, Judgment or any order with respect to an award of fees and costs is reversed or modified on appeal, or the Court reduces the award at or in connection with Class Counsel's attorneys' fees request, Class Counsel shall within five (5) business days from receiving notice from Netgear's counsel, or from a court of appropriate jurisdiction, refund all of the fees and costs (or the amount above the amount awarded by the Court) previously paid plus interest. No other request for attorneys' fees and costs from Netgear will be made.  Netgear shall not be liable for any additional fees or expenses of Zilberman or any Settlement Class Member in connection with the Zilberman Action.  Netgear agrees that it will not seek to recover its costs, attorneys' fees, or expenses once the Court enters a dismissal of the Zilberman Action.

    IV. NOTICE TO THE SETTLEMENT CLASS

    The Parties agree to and will request approval by the Court of the following forms and methods of notice to the Settlement Class:

    A copy of the Notice of Pendency and Proposed Settlement of Class Action and Settlement Claim Information, substantially in the form attached hereto as Exhibit B (the "Class Notice"), shall be (1) published once in a quarter-page ad in USA Today, a newspaper of national circulation; (2) published once in a quarter-page ad in the Wall Street Journal, a newspaper of national circulation; and (3) posted during the Claim Period on a website, accessible via links from Netgear's website, www.netgear.com, in the following four places: the "home page" (http://www.netgear.com), the "where to buy" page (http://www.buynetgear.com), the "support" page (http://kbserver.netgear.com/main.asp), and the "wireless products" page (http://www.netgear.com/products/consumer/cat_wireless_hm.php). These links will state "Settlement Claim Information." Netgear shall also publish the Summary Notice of Settlement (the "Summary Notice"), substantially in the form attached hereto as Exhibit C, once in no smaller than a quarter-page ad in PC World magazine;

    In addition, Netgear will send an e-mail to all consumers of Netgear's wireless products whose e-mail addresses Netgear has in its database and who did not indicate that he or she did not wish to receive any communications from Netgear. This e-mail will provide a link to the website containing the Class Notice.

    The costs of this Class Notice and Summary Notice shall be paid by Netgear, and Netgear shall be responsible for making all arrangements to effectuate the publication and posting of the Class Notice and Summary Notice as described above.

    V. CERTIFICATION OF THE SETTLEMENT CLASS

    The Parties agree to certification of a nationwide class, for settlement purposes only, with the named plaintiff in the Zilberman Action serving as the Class Representative of the Settlement Class. Netgear does not consent to the certification of a class for any purpose other than to effectuate the settlement of the Zilberman Action. In the event the Agreement is terminated pursuant to its terms, the Effective Date does not occur, or for any reason the settlement described in this Agreement is not effectuated, the certification of the Settlement Class shall be vacated and the Zilberman Action shall proceed as though the Settlement Class had never been certified.

    VI. COURT APPROVAL, RELEASES AND CONSUMMATION OF THE SETTLEMENT AGREEMENT

    A. Obtaining Court Approval

    The Class Representative will promptly seek the following:

      An order of the Court, substantially similar in form to Exhibit A attached hereto, (a) conditionally certifying the Settlement Class, (b) approving the form of the Class Notice and Summary Notice substantially similar in form to Exhibit B and Exhibit C attached hereto, the method of providing notice pursuant to section IV herein, and the Claim Form, substantially similar in form to Exhibit D attached hereto, (c) granting preliminary approval of the Agreement as within a range that is fair, reasonable and adequate, and (d) setting a fairness hearing on the proposed settlement;
      Entry of a Judgment and Order of Dismissal, substantially similar in form to Exhibit E attached hereto, providing:
        The final approval of the Agreement, dismissal with prejudice of the Zilberman Action, and release of the Released Parties from the Released Claims; and
        That members of the Settlement Class, who do not file valid and timely requests for exclusion pursuant to the Class Notice and Summary Notice above, will be bound by the Final Judgment and Order of Dismissal.

B. Releases

1. Upon the Effective Date, the Class Representative, for himself and as representative of the Settlement Class, and on behalf of each Settlement Class Member and their respective agents, successors, heirs, or assigns, shall be deemed to have, and by operation of the Final Judgment and Order of Dismissal, shall have fully, finally, and forever irrevocably released, relinquished and discharged with prejudice all Released Claims against the Released Parties. By operation of the Final Judgment and Order of Dismissal, all Settlement Class Members shall be deemed to have waived any and all provisions, rights, and benefits conferred by section 1542 of the California Civil Code or any comparable statutory or common law provision of any other jurisdiction with respect to the Released Claims. Section 1542 reads as follows:

Certain Claims Not Affected By General Release: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Although the releases granted under the proposed settlement are not general releases, all Settlement Class Members nonetheless expressly acknowledge that they are waiving the protections of section 1542 and of any comparable statutory or common law provision of any other jurisdiction.

2. Upon the Effective Date, each of the Released Parties shall be deemed to have, and by operation of the Judgment and Order of Dismissal shall have, fully, finally and forever released, relinquished and discharged each and all of the Settlement Class Members and Plaintiff Zilberman in his individual capacity and as Class Representative, and his attorneys from all claims arising out of the institution, prosecution, assertion, or resolution of the Zilberman Action.

C. Non-Consummation of Settlement

1. Netgear shall have the option to withdraw from the settlement in the event that more than the Tip-Over Number of members of the Settlement Class opt-out of the settlement. Netgear shall be entitled to exercise the above option to withdraw from and terminate the settlement only if it provides to Class Counsel written notice within five business days from the day it determines that the number of members of the Settlement Class who have requested exclusion exceeds the Tip-Over number. Class Counsel may attempt to cause retraction of any election of exclusion by class members or any group thereof. If Netgear has exercised the option to withdraw from and terminate the settlement and if Class Counsel succeed in causing the retraction (within the time period specified below for such retractions) of sufficient requests for exclusion such that the remaining requests for exclusion do not exceed the Tip-Over number, Netgear's notice of withdrawal from the settlement automatically shall be deemed a nullity. To retract a prior request for exclusion, the Settlement Class Member must provide to the Parties, at least three business days prior to the Settlement Hearing, or any adjournment thereof, a written notice stating his or her desire to retract the request for exclusion from the Settlement Class. Any dispute among the Parties concerning the interpretation or application of this Tip-Over provision may be presented to the Court for resolution upon the application of any party hereto.

2. Should this Agreement not receive final Court approval for any reason, or if this Agreement is canceled or terminated or is overturned on appeal, or does not become Final as a result of further proceedings on remand, this Agreement shall be null and void and of no force and effect, and nothing herein shall be deemed to prejudice the position of any of the Parties with respect to the Zilberman Action or otherwise, and neither the existence of this Agreement nor its contents shall be admissible in evidence, referred to for any purpose in the Zilberman Action or in any other litigation or proceeding, or be deemed a presumption, concession or admission by Netgear of any fault, liability or wrongdoing.

VII. ADDITIONAL TERMS

A. Stay of the Case

The Parties agree that all proceedings in the Zilberman Action, except as necessary to consummate the settlement for which this Agreement provides, will be stayed, unless otherwise ordered by a court.

B. Protective Order

The Parties agree that all confidential information will be treated in accordance with Court's Protective Order entered in the Zilberman Action.

C. Continuing Jurisdiction of the Court

Pursuant to Section 664.6 of the California Code of Civil Procedure, and notwithstanding the entry of judgment, the Court shall retain jurisdiction of the Zilberman Action until such time as the Court determines that the settlement is fully consummated according to the terms and conditions of this Agreement. The Parties will notify the Court once the Agreement has been fully performed.

D. Press Releases

With the exception of any press release that Netgear may need to issue for S.E.C. or public company reporting purposes, neither the Class Representative, Class Counsel, nor Netgear will issue any press release regarding the settlement, its terms, or the cessation of the litigation, unless the Parties mutually agree to such action in writing.

E. Extensions Of Time

Unless otherwise ordered by the Court herein, the Parties may jointly agree to reasonable extensions of time to carry out any of the provisions of this Agreement.

F. Integration

This Agreement constitutes a single, integrated written contract expressing the entire agreement of the Parties relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as provided for herein.

G. Governing Law

The Agreement shall be construed in accordance with, and be governed by, the laws of the State of California, without regard to the principles thereof regarding choice of law.

H. Survival of Warranties and Representations

The warranties and representations of this Agreement are deemed to survive the date of execution hereof.

I. Representative Capacity

Each counsel or other person executing this Agreement in a representative capacity represents and warrants that he or she has the full authority to do so.

J. Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, even though all Parties do not sign the same counterparts.

K. Cooperation of Parties

The Parties to this Agreement agree to execute all documents, to seek Court approvals, defend Court approvals, and to do all things reasonably necessary to complete the settlement described in this Agreement.

L. Execution Voluntary

This Agreement is executed voluntarily by each of the Parties without any duress or undue influence on the part, or on behalf, of any of them. The Parties represent and warrant to each other that they have read and fully understand the provisions of this Agreement and have relied on the advice and representation of legal counsel of their own choosing. Each of the Parties has cooperated in the drafting and preparation of this Agreement and has been advised by counsel regarding the terms, effects, and consequences of this Agreement. Accordingly, in any construction to be made of this Agreement, this Agreement shall not be construed as having been drafted solely by any one or more of the Parties.

M. Modification and Amendment

This Agreement may be amended or modified only by a written instrument signed by the Parties' counsel and approved by the Court.

Dated: November 17, 2005 NETGEAR, INC.

By: /s/ Albert Liu

Title: General Counsel

Dated: November 16, 2005 LEV ZILBERMAN

By: /s/ Lev Zilberman

Individually and as Class Representative

APPROVED AS TO FORM:

Dated: November 17, 2005 Keith E. Eggleton

Rodney G. Strickland, Jr.

WILSON SONSINI GOODRICH & ROSATI

By: /s/ Rodney G. Strickland, Jr.

Rodney G. Strickland, Jr.

650 Page Mill Road

Palo Alto, CA 94304-1050

Tel: (650) 493-9300

Fax: (650) 493-6811

Attorneys for Netgear, Inc.

Dated: November 16, 2005 Jordan L. Lurie

Zev B. Zysman

WEISS & LURIE

By: /s/ Jordan L. Lurie

Jordan L. Lurie

10940 Wilshire Blvd., 23rd Floor

Los Angeles, CA 90024

Tel: (310) 208-2800

Fax: (310) 209-2348

Attorneys for Plaintiff Lev Zilberman, the Proposed Class, and the General Public